UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Lydall, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING

To:    The Owners of Lydall, Inc. Common Stock

You are cordially invited to attend the Annual Meeting of Stockholders.

Location:	Cheney Hall
177 Hartford Road
Manchester, CT 06040

Date:	April 25, 2008

Time:	9:00 a.m.

Directions:	Can be found at www.lydall.com

The Annual Meeting of Stockholders will be held for the purposes of:

1.	Electing eight Directors to serve until the next Annual Meeting of Stockholders to be held in 2009;

2.	Ratifying the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2008; and

3.	Transacting any other business that may properly come before the meeting.

All stockholders are invited and encouraged to attend the meeting. However, whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote promptly and submit your proxy by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope. If you decide to attend the Annual Meeting, you have the right to vote in person even if you have previously submitted your proxy.

YOUR VOTE IS IMPORTANT.

Sincerely,

Mary A. Tremblay

Vice President, General Counsel and Corporate Secretary

Manchester, CT

March 24, 2008

Proxy Statement

GENERAL

This proxy statement of Lydall, Inc. (“Lydall” or the “Company”), a Delaware corporation, is being mailed or otherwise furnished to stockholders on or about March 24, 2008 in connection with the solicitation by the Board of Directors of Lydall of proxies to be voted at the Annual Meeting of Stockholders. The Annual Meeting will be held on April 25, 2008 at 9:00 a.m. at Cheney Hall, 177 Hartford Road, Manchester, CT.

Enclosed with this proxy statement is a proxy card on which the Board of Directors requests that you vote in favor of:

•	the election of all nominees for Directors of the Company to serve until the next Annual Meeting of Stockholders in 2009; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2008.

Options for Voting

1. Telephone.    To vote by telephone, please follow the instructions on the enclosed proxy card. If you vote by telephone, it is not necessary to mail your proxy card.

2. Internet.    To vote by Internet, please follow the instructions on the enclosed proxy card. If you vote by Internet, it is not necessary to mail your proxy card.

3. Mail.    To vote by mail, please complete, sign and mail the proxy card in the enclosed prepaid envelope.

4. In Person.    If you wish to vote in person, written ballots will be available at the meeting. However, if your shares are held in street name (i.e., in a brokerage account), you must request a proxy from your broker in order to vote at the meeting.

We would appreciate your vote as soon as possible for use at the Annual Meeting or at any adjournments of the Annual Meeting. Properly executed proxies received by Lydall’s Corporate Secretary before the meeting will be voted as directed unless revoked. A proxy may be revoked at any time before it is exercised by: (a) notifying Lydall’s Corporate Secretary in writing; (b) delivering a proxy with a later date; or (c) attending the meeting and voting in person.

Unless you indicate otherwise, shares represented by proxies properly voted by telephone, over the Internet or signed and returned to the Company will be voted “FOR” the nominees for the Board of Directors named in the proxy, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

Quorum

Under the applicable provisions of the Company’s Bylaws, the presence, either in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

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Vote Required

The election of Directors requires the affirmative vote of a plurality of the votes cast by the holders of shares who are present in person or represented by proxy at the Annual Meeting and are entitled to vote on the matter. In accordance with the Corporate Governance Guidelines (Appendix A), if a nominee for Director who is an incumbent Director does not receive the vote of at least the majority of the votes cast at any meeting for the election of Directors at which a quorum is present and no successor has been elected at such meeting, the Director shall tender his or her resignation. The Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Corporate Governance Committee’s recommendation, and publicly disclose (by press release, a filing with the Securities and Exchange Commission (“SEC”) or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The Director who tenders his or her resignation will not participate in the recommendation of the Corporate Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent Director’s resignation is not accepted by the Board of Directors, such Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

If a Director’s resignation is accepted by the Board of Directors, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 5.04 of the Company’s Bylaws, as amended and restated as of December 11, 2003, or may decrease the size of the Board of Directors pursuant to the provisions of Section 5.02 of the Bylaws and Article 6(a) of the Company’s Restated Certificate of Incorporation.

With respect to all other matters, including ratification of the independent auditors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be the act of the stockholders. If, however, the question is one upon which, by express provision of an applicable statute, the Restated Certificate of Incorporation or the Bylaws of the Company, a different vote is required, such express provision shall govern.

For purposes of determining the number of votes cast with respect to the election of Directors, only those votes cast “FOR” all nominees, “WITHHOLD AUTHORITY FOR ALL NOMINEES” or specifying that votes be withheld from one or more designated nominees, or providing the designated proxies with the right to vote in their discretion, are counted. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by stockholders. Abstentions, therefore, will not have any effect on the outcome of the voting for the election of Directors but will have the same effect as a negative vote for all other matters presented to stockholders at the Annual Meeting. If a broker, other holder of record or nominee indicates on a proxy that it does not have authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. As a result, these so-called “broker non-votes” will not have any effect on the outcome of the voting at the Annual Meeting.

Cost of Solicitation

All costs of solicitation of proxies will be borne by the Company. Other costs anticipated are those ordinarily incurred in connection with the preparation and mailing of proxy material. In addition to solicitations by mail, the Company’s Directors, officers and other employees, without additional remuneration, may solicit proxies by telephone and in person.

Eligibility to Vote

Only holders of record of Lydall’s common stock, par value $.10 per share (“Common Stock”), at the close of business on February 29, 2008 (the “Record Date”) are entitled to vote at the meeting. On that date, there were 23,009,857 shares of Common Stock outstanding, the holders of which are entitled to one vote per share.

Other Matters

The Board of Directors does not know of other matters which may come before the meeting. However, if other matters are properly presented at the meeting, it is the intention of the proxy committee to vote, or otherwise to act, in accordance with their judgment on such matters.

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Obtaining Copies

Copies of the Company’s Annual Report on Form 10-K for the fiscal year 2007 may be printed from www.lydall.com or will be provided without charge, upon request. Requests may be directed to the Company at its principal executive offices located at One Colonial Road, P.O. Box 151, Manchester, CT 06045-0151, Attention: Vice President, General Counsel and Corporate Secretary.

Stockholder Proposals and Nominations for Director for the 2009 Annual Meeting of Stockholders

Proposals of stockholders of the Company that are intended to be presented at the Annual Meeting to be held in 2009, and which stockholders desire to have included in the Company’s proxy materials relating to such meeting, must be received by the Company no later than November 24, 2008, which is 120 calendar days prior to the first anniversary of the mailing date for this year’s proxy statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting.

Under the Company’s Bylaws, no business, including the nomination of persons for election to the Board of Directors of the Company, may be brought before an Annual Meeting of Stockholders, except as set forth in the Notice of the Meeting or as otherwise brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has delivered a timely written notice to the Company containing certain specified information. The notice must contain certain specified information about each item of business that the stockholder proposes for consideration or with respect to each person whom the stockholder proposes to nominate for election or reelection as a Director, whichever the case may be. These requirements are separate and distinct from, and are in addition to, the SEC requirements (described above) that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement. To be timely under the Company’s Bylaws, a stockholder’s notice for the 2009 Annual Meeting must be received by the Company on or before February 24, 2009, but no earlier than January 25, 2009 (the “Bylaw Deadline”), which is the period not less than 60 days, nor more than 90 days prior to the first anniversary of the 2008 Annual Meeting.

Any stockholder proposal or nomination which does not comply with the procedures set forth in the Bylaws (including the Bylaw Deadline) will be disregarded, and the stockholder will not be permitted to present the proposal at the Annual Meeting to be held in 2009. A copy of the Bylaw provisions discussed above (as amended and restated as of December 11, 2003) has previously been filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K dated March 12, 2004 and may be obtained by writing to the Company at its principal executive offices located at One Colonial Road, P.O. Box 151, Manchester, CT 06045-0151, Attention: Vice President, General Counsel and Corporate Secretary.

ELECTION OF LYDALL DIRECTORS

The Corporate Governance Committee of the Board of Directors has selected Mr. Dale G. Barnhart, Ms. Kathleen Burdett, Messrs. W. Leslie Duffy, Esq., Chairman, Matthew T. Farrell, Marc T. Giles, William D. Gurley, Ms. Suzanne Hammett, and Mr. S. Carl Soderstrom, Jr. as nominees for election as Directors of the Company for a term of one year, until the next Annual Meeting. Each nominee, except Mr. Giles, is currently serving as a Director.

The only nominee for Director who is a current employee of the Company is the President and Chief Executive Officer, Dale G. Barnhart. The Company intends to maintain its Board with a majority of independent Directors, as required by the applicable rules of the New York Stock Exchange (“NYSE”).

Under the Restated Certificate of Incorporation of the Company, the Board of Directors is empowered to establish the number of directorships between three and fifteen. The Board of Directors has currently fixed the number of directorships at eight.

Additional nominations for Director may be made from the floor by stockholders who have complied fully with the advance notice procedures set forth in the Bylaws of the Company; see “Stockholder Proposals and Nominations for Director for the 2009 Annual Meeting of Stockholders” above. It is the intention of the proxy committee to vote only for the Director nominees listed in this proxy statement. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board of Directors recommends that stockholders vote FOR the election of nominees referred to in this section.

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COMMUNICATIONS WITH DIRECTORS

Stockholders of Lydall and other parties may contact the Chairman of the Board by email at: chairman@lydall.com, and if interested in communicating with the Board, or any Director, may write to them at the following address:

Lydall, Inc.

One Colonial Road

P.O. Box 151

Manchester, CT 06045-0151

Communications are distributed to the Board, or to any individual Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management Director upon request.

BOARD OF DIRECTORS

Nominees for election at the April 25, 2008 Annual Meeting to serve for a term of one year or until the 2009 Annual Meeting:

Outside Director Nominees

Kathleen Burdett, 52, was the Vice President and Chief Financial Officer of the former Dexter Corporation until its merger with Invitrogen Corporation in 2000, after which she served as a consultant to Invitrogen through 2002. Ms. Burdett was a member of the Board of Directors of Life Technologies, Inc. from 1995 through 2000 where she chaired the Audit Committee and served as a member of the Executive and Compensation Committees. Ms. Burdett was appointed to the Lydall Board of Directors in June 2003. Ms. Burdett serves as Chair of the Audit Review Committee.

W. Leslie Duffy, Esq., 68, is the Chairman of the Board of Lydall and a partner in the law firm of Cahill Gordon & Reindel LLP. He has been with that law firm since 1965. He has been a Lydall Director since 1992. Mr. Duffy served as Chair of the Corporate Governance Committee and as a member of the Compensation Committee until his appointment as Chairman of the Board in August, 2004. He now serves as a member of the Corporate Governance Committee.

Matthew T. Farrell, 51, is the Vice President Finance and Chief Financial Officer of Church & Dwight Co., Inc., which manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER® brand name and other well-known trademarks. He joined Church & Dwight Co., Inc. in 2006. Mr. Farrell began his career with KPMG Peat Marwick LLP. He was named an audit partner in 1989. He joined AlliedSignal in 1994 as Director, Corporate Audit, and in 1996, he was appointed Chief Financial Officer of the Specialty Chemicals business. In 2000, Mr. Farrell joined Ingersoll-Rand as Vice President, Investor Relations and Communications and was a member of Ingersoll-Rand’s enterprise leadership team. In 2002, he joined Alpharma, Inc., a specialty pharmaceutical company, as Executive Vice President and Chief Financial Officer. He was appointed to the Lydall Board of Directors in August 2003. Mr. Farrell serves as a member of the Audit Review and the Compensation Committees.

Marc T. Giles, 52, is the President and Chief Executive Officer of Gerber Scientific, Inc., a manufacturer that provides software, computerized manufacturing systems, supplies and services to a wide variety of industries. He has held that position since November 2001. He joined Gerber Scientific, Inc. as Senior Vice President and President of its subsidiary Gerber Technology, Inc. in November 2000. Prior to joining Gerber Scientific, he served in several senior positions in strategy development, mergers and acquisitions and sales and marketing management over the course of twelve years with FMC Corp., a manufacturer of machinery and chemicals. Mr. Giles had been with Norton Co. serving in various sales, marketing and business development roles before joining FMC Corp. Mr. Giles is a nominee for Director of the Company for the first time.

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William D. Gurley, 59, is the retired President and Chief Executive Officer of Stanadyne Corporation, an engine components and fuel systems manufacturer, a position he assumed in 1995. During his 21-year career with Stanadyne, he held numerous management positions within that Corporation including Executive Vice President of Marketing, Engineering and Operations. Mr. Gurley was elected as a Director of Stanadyne Corporation in 1989. Mr. Gurley retired from Stanadyne in 2006. Prior to joining Stanadyne, Mr. Gurley was with Garrett Corporation’s Automotive Products Division (now owned by Honeywell) and the Packard Electric Division of General Motors Corporation (now a division of Delphi). He is also a member of the New England Advisory Council of the Federal Reserve Bank of Boston. Mr. Gurley was elected to the Lydall Board of Directors in April 2006. Mr. Gurley currently serves as a member of the Compensation Committee and as a member of the Corporate Governance Committee.

Suzanne Hammett, 52, is the Executive Vice President and Chief Commercial Risk Officer for Capital One Financial Corporation, a financial holding company, a position she assumed in February 2007. Prior to joining Capital One, Ms. Hammett was the Executive Vice President, Chief Risk Officer for the Radian Group Inc., a credit enhancement company, a position she began in July 2005. She is also a former Executive Vice President of J.P. Morgan Chase & Co. During her 26-year career with J.P. Morgan Chase & Co., she held numerous positions within the investment bank including Head of Credit Risk Portfolio. She was Head of Credit Risk Policy for that firm until early 2004. Ms. Hammett became a Lydall Director in January, 2000. She serves as a member of the Audit Review and the Compensation Committees.

S. Carl Soderstrom, Jr., 54, is the former Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc., and had been with that company from 1986 to 2004. He has also held several senior management positions in engineering, quality, and procurement. Prior to joining ArvinMeritor, Mr. Soderstrom was with General Electric Company and the ALCO Controls Division of Emerson Electric. He was appointed to the Lydall Board of Directors in June 2003. Mr. Soderstrom is the Chair of the Corporate Governance Committee and a member of the Audit Review Committee. He is also a member of the FreightCar America Board of Directors and serves as Chairman of its Audit Committee and as a member of its Nominating and Corporate Governance Committee.

Inside Director Nominees

Dale G. Barnhart, 55, is the President and Chief Executive Officer of Lydall, a position he assumed on August 27, 2007. Prior to joining Lydall’s management, Mr. Barnhart was the Chief Executive Officer of Synventive Molding Solutions. Synventive is a provider of hot runner systems, machine nozzles, temperature controllers and sprue bushings for the injection molding industry. Previous to Synventive Molding Solutions, Mr. Barnhart spent some time as a consultant working with two private equity groups. From 2000 to 2003, he was President of Invensys Climate Control, a $1.2 billion global business unit providing products and services to the heating, ventilating and air conditioning and commercial refrigeration markets. Mr. Barnhart became a Director in October, 2007.

Retiring Director

Lee A. Asseo, 70, is a retired Chairman of the Board and Chief Executive Officer of The Whiting Company, a manufacturer of synthetic fibers for the brush industry, which he joined in 1983. Mr. Asseo retired from The Whiting Company in 1996. He previously served as a Lydall Director from 1985 through May 2003. Mr. Asseo was reelected to the Lydall Board of Directors in April 2004. Mr. Asseo served as Chair of the Compensation Committee and as a member of the Corporate Governance Committee. Mr. Asseo will retire from the Board of Directors when his current term expires at the Annual Meeting.

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FISCAL YEAR 2007 DIRECTOR COMPENSATION

Board compensation for Directors during fiscal year 2007 is summarized in the table below:

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Non-equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lee A. Asseo	25,000	24,013	16,979	—	—	—	65,992
Kathleen Burdett	32,500	24,013	21,935	—	—	—	78,448
W. Leslie Duffy, Esq.	100,500	24,013	18,247	—	—	—	142,760
Matthew T. Farrell	41,000	24,013	25,584	—	—	—	90,597
William D. Gurley	35,000	24,013	18,354	—	—	—	77,367
Suzanne Hammett	32,500	24,013	18,247	—	—	—	74,760
S. Carl Soderstrom, Jr.	48,000	24,013	21,935	—	—	—	93,948

(1)	The dollar value represents the amount of compensation expense recorded for stock awards and stock option awards in accordance with FAS 123(R).
(2)	The aggregate grant date fair value of fiscal 2007 awards computed in accordance with FAS 123(R) and aggregate number of stock awards and options at year-end are:

Director	Aggregate Grant Date Fair Value of Stock Awards ($)	Aggregate Grant Date Fair Value of Option Awards ($)	Aggregate Number of Option Awards
Lee A. Asseo	24,013	19,754	12,139
Kathleen Burdett	24,013	19,754	21,139
W. Leslie Duffy, Esq.	24,013	19,754	32,452
Matthew T. Farrell	24,013	19,754	21,139
William D. Gurley	24,013	19,754	14,489
Suzanne Hammett	24,013	19,754	31,802
S. Carl Soderstrom, Jr.	24,013	19,754	21,139

Meeting Fees

During 2007, all non-employee Directors (“outside Directors”) were paid $1,500 for each meeting of the Board of Directors attended, as well as $1,500 for any standing Committee meetings attended. Telephonic participating fees are $1,000 per meeting. During 2007, an ad hoc committee to conduct the search for a new Chief Executive Officer was formed and met 12 times independent of the Board. A payment in cash of $11,000 was made to each member, Messrs. Farrell, Gurley and Soderstrom, and to Mr. Duffy who attended all meetings. An additional $4,000 was paid in cash to the Chairperson, Mr. Gurley.

Stock Options

Under the 2003 Plan, outside Directors first being elected to the Board receive an automatic grant of nonqualified stock options covering the lesser of (i) 9,000 shares of Common Stock or (ii) a number of shares of Common Stock having an aggregate fair market value on the date of grant equal to $100,000. In addition, on each Annual Meeting date, there will be an automatic grant of nonqualified stock options to each outside Director covering the lesser of (i) 3,000 shares of Common Stock or (ii) a number of shares of Common Stock having an aggregate fair market value on the date of grant equal to $33,333. Therefore, in accordance with the 2003 Plan, each outside Director elected at the last Annual Meeting received an automatic grant of nonqualified stock options covering 1,839 shares of Common Stock on April 26, 2007.

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Retainers

During 2007, each outside Director received a $24,000 retainer paid in unrestricted shares of Common Stock, payable 50 percent on June 30 and 50 percent on December 31. Beginning in 2008, the annual retainer will be increased to $36,000 paid in unrestricted shares of Common Stock, payable 50 percent on June 30 and 50 percent on December 31 of each year.

In 2007, Audit Review Committee members received an annual cash retainer of $6,000 and the Chairperson received an additional $6,000. This reflects the added responsibilities of this Committee in complying with the Sarbanes-Oxley Act of 2002 and NYSE rules. The Audit Review Committee retainers are paid 50 percent on June 30 and 50 percent on December 31 of each year. The Chairs of the Compensation and Corporate Governance Committees receive a cash retainer of $5,000 paid 50 percent on June 30 and 50 percent on December 31 of each year. An annual cash retainer is paid to the Chairman of the Board in the amount of $75,000, payable monthly in arrears.

Former Deferred Compensation Plan

From 1991 through 1996, the Company maintained a Deferred Compensation Plan for outside Directors and the Chairman of the Board (the “Deferred Compensation Plan”). The Deferred Compensation Plan was discontinued in 1996, and no further benefits will accrue thereunder. All benefits are fully vested. All Directors who participated in this plan except two have received a lump-sum cash payment upon the later of the date they ceased to serve as a Director or their attaining 62 years of age. For the remaining two, Director W. Leslie Duffy and former Director, Paul S. Buddenhagen, the total amount of the payment to be made as set forth above will be equal to $30,000 and $42,000, respectively. Under the 2003 Plan, there is an automatic grant each year on the date of the Annual Meeting of a nonqualified stock option covering 325 shares of Common Stock to each outside Director of the Company in lieu of any further accruals under the Deferred Compensation Plan.

Inside Director

Mr. Barnhart, as the only Employee Director, does not receive any compensation for his Board activities. His compensation as an executive is disclosed in the Summary Compensation Table.

CORPORATE GOVERNANCE

Pursuant to the Delaware General Corporation Law and the Company’s Bylaws, the Company’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. Lydall currently has eight members of the Board and is nominating eight for election as Directors.

Committees

The Board has three standing committees to facilitate and assist the Board in executing its responsibilities. The Committees are the Audit Review Committee, the Compensation Committee and the Corporate Governance Committee. In accordance with NYSE listing standards, each Committee is comprised solely of non-employee, independent Directors. The Board has adopted a charter for each of the three standing committees and corporate governance guidelines that address the makeup and functioning of the Board. The Board has also adopted a code of conduct that applies to all employees, officers and Directors. On December 3, 2007, the Board adopted revised Corporate Governance Guidelines, a copy of which is attached as Appendix A. Links to these materials can be found on Lydall’s website at www.lydall.com. All materials available at www.lydall.com are also available to stockholders in print without charge, upon written request to Lydall, Inc., One Colonial Road, P.O. Box 151, Manchester, CT 06045-0151, Attention: Vice President, General Counsel and Corporate Secretary.

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The table below shows current membership and indicates the chairperson* for each of the standing Board committees:

Audit Review Committee	Compensation Committee	Corporate Governance Committee
Kathleen Burdett*	Lee A. Asseo*	Lee A. Asseo
Matthew T. Farrell	Matthew T. Farrell	W. Leslie Duffy
Suzanne Hammett	William D. Gurley	William D. Gurley
S. Carl Soderstrom, Jr.	Suzanne Hammett	S. Carl Soderstrom, Jr.*

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The Audit Review Committee focuses its efforts on the following three areas: (i) the adequacy of the Company’s internal controls (including compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002), the financial reporting process, and the integrity of the Company’s financial statements and earnings releases; (ii) the performance of the Company’s internal audit function and the qualifications, independence and performance of the Company’s independent auditors; and (iii) the Company’s compliance with legal and regulatory requirements.

The Committee meets periodically with management to consider the adequacy of the Company’s internal controls and its financial reporting process. It also discusses these matters with the Company’s internal auditors, independent auditors, and appropriate Company financial personnel. The Committee reviews the Company’s financial statements and discusses them with management and the independent auditors before those financial statements are filed with the SEC. The Committee meets regularly in private session with the independent auditors, has the sole authority to retain and dismiss the independent auditors, and periodically reviews their performance and independence from management. The independent auditors have unrestricted access to, and report directly to, the Committee.

Audit Committee Financial Expert.    The Board has determined that each member of the Committee is “financially literate” within the meaning of the NYSE listing standards, is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” for purposes of NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”).

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The Compensation Committee oversees matters relating to the compensation of the President and Chief Executive Officer, executive officers of the Company and Directors. Its responsibilities include: (i) approving contracts with executive officers; and (ii) approving the granting of restricted stock awards, stock options and stock awards to key employees pursuant to the Company’s equity and compensation plans. These duties may be delegated to a subcommittee or the Chairman as appropriate. See “Compensation Discussion and Analysis.”

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The Corporate Governance Committee, which also functions as a nominating committee: (i) considers stockholder-proposed nominees for Director (see “Stockholder Proposals and Nominations and Nominations for Director for the 2009 Annual Meeting of Stockholders” above); (ii) reviews the composition of the Board to determine qualifications and expertise needed; (iii) identifies and selects prospective nominees for Director; (iv) periodically reviews the Company’s corporate governance guidelines; (v) periodically reviews the performance of the Board and its members and makes recommendations to the Board concerning the number, function and composition of the Board’s committees; and (vi) makes recommendations to the Board from time to time as to matters of corporate governance.

In 2007, the Board created an ad hoc committee to oversee the search process for a new Chief Executive Officer. The committee was chaired by Mr. Gurley and also included Messrs. Farrell and Soderstrom. Mr. Duffy was also in attendance at all meetings.

Independence Determination

The Board has made its annual determination, concluding that all of the non-employee Nominees for Directors, including all of those who serve on the above-described committees, are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE, and that the members of the Audit Review Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act. The Board has adopted categorical independence standards which are set forth in the Company’s Corporate Governance Guidelines (see Appendix A or www.lydall.com). The Board has determined that each non-employee Nominee for Director meets those categorical standards. The Board based these determinations primarily on a review of the responses of the Nominee for Directors and executive officers to questions regarding employment and compensation history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business.

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Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Lydall’s preference to avoid related party transactions.

The Company has a policy in place for review and prior approval of all related party transactions by the Corporate Controller’s Department. In addition, annually, the Corporate Secretary obtains responses of the Directors and executive officers to questions regarding the employment of family and other relationships. Lydall then compiles a list of those companies reported and compares it against the record of companies with whom the Company transacts business, noting the dollar volume of transactions with such companies, if any. The Company then provides a report to the members of the Audit Review Committee, who review the information in conjunction with SEC rules to determine if any transaction requires disclosure.

Based on its review, the Audit Review Committee has determined that the Company did not engage in any related party transactions requiring disclosure during fiscal year 2007.

Board Attendance

During fiscal year 2007, the Board held six meetings and acted by unanimous written consent on two occasions. The Audit Review Committee held nine meetings; the Compensation Committee held five meetings and acted by unanimous written consent on one occasion, and the Corporate Governance Committee held four meetings and acted by unanimous written consent on one occasion. The ad hoc committee met on 12 occasions. All of the Directors attended at least 75 percent of the total number of meetings of the Board of Directors and the Board committees (including the ad hoc search committee) of which he or she was a member during fiscal year 2007. It is the Board’s practice to meet in executive session without members of management present at every Board meeting held in person. These sessions are presided over by the Chairman.

A Board meeting is scheduled in conjunction with the Company’s Annual Meeting of Stockholders, and according to the Corporate Governance Guidelines, all of the Director nominees are expected to attend the Annual Meeting of Stockholders. All nominees attended last year’s Annual Meeting of Stockholders.

Board Nominations

The Board believes that it should be comprised of Directors with varied, complementary backgrounds, and that Directors should, at a minimum, have expertise that may be useful to the Company. Directors should also possess the highest ethical standing and proven integrity and should be willing and able to devote the required amount of time to the Company’s business. When considering candidates for Director, the Corporate Governance Committee takes into account a number of factors, including the following criteria approved by the Board: (i) whether the candidate is independent under the NYSE independence requirements, the rules and regulations under the Exchange Act, and the independence standards adopted by the Board; (ii) whether the candidate has skills and expertise needed by the Board; (iii) whether the candidate has demonstrated ability and sound judgment; (iv) what the candidate’s prior experience as a corporate director with public and/or manufacturing companies is; (v) what the candidate’s existing time commitments and obligations are; (vi) whether the number of boards of publicly-traded companies on which the candidate serves exceeds four in addition to the board of the company by which he or she is employed; (vii) what the candidate’s relevant financial expertise is, if the candidate would serve on the Audit Review Committee; and (viii) the size and composition of the existing Board.

The Corporate Governance Committee will consider candidates for Director suggested by stockholders, applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for Director should write to Lydall’s Corporate Secretary at the address set forth below and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration;

•	The name and contact information of the candidate;

•	A statement of the candidate’s business and educational experience;

•	Information regarding each of the factors listed above, other than the factor regarding Board size and composition, sufficient to enable the Corporate Governance Committee to evaluate the candidate;

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•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

Before nominating a current Director for reelection at an Annual Meeting, the Corporate Governance Committee considers the Director’s performance on the Board and whether the Director’s reelection would be consistent with the Company’s Corporate Governance Guidelines.

When seeking candidates for Director, the Corporate Governance Committee may solicit suggestions from incumbent Directors, management or others. In some cases, the Corporate Governance Committee has employed a search firm to identify appropriate candidates and perform screening interviews and reference checks for candidates, who are then interviewed by the Corporate Governance Committee and presented to the Board if appropriate.

In the case of Mr. Giles, the firm of Heidrick & Struggles performed a search for candidates and provided reference checking and summaries of their screening interviews of the candidates. After conducting its initial evaluation of the candidates that were presented after the screening, the Corporate Governance Committee interviewed candidates that it believed might be suitable to be a Director. Two candidates were then asked to meet with the other Directors. The Corporate Governance Committee then presented Mr. Giles to the Board for discussion as its selection for nominee. Following discussion with the Board, the Committee resolved to nominate Mr. Giles for election by the stockholders.

Under the Company’s Bylaws, nominations for Director may be made only by or at the direction of the Board of Directors, or by a stockholder of record who delivers written notice, along with the additional information and materials required by the Bylaws, to the Company’s Corporate Secretary. This notice must be delivered not less than 60 days or more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. For the Company’s Annual Meeting in the year 2009, this notice must be received on or after January 25, 2009, and on or before February 24, 2009. Stockholders may obtain a copy of the full text of the Bylaw provision by writing to the Company at its principal executive offices located at One Colonial Road, P.O. Box 151, Manchester, CT 06045-0151, Attention: Vice President, General Counsel and Corporate Secretary.

Majority Vote

In accordance with the revised Corporate Governance Guidelines (Appendix A), if a nominee for Director who is an incumbent Director does not receive the vote of at least the majority of the votes cast at any meeting for the election of Directors at which a quorum is present and no successor has been elected at such meeting, the Director shall tender his or her resignation. The Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The unaffected Directors will act on the tendered resignation, taking into account the Corporate Governance Committee’s recommendation, and publicly disclose (by press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. If such incumbent Director’s resignation is not accepted by the Board of Directors, such Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

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SECURITIES OWNERSHIP OF DIRECTORS, CERTAIN

OFFICERS AND 5 PERCENT BENEFICIAL OWNERS

The following table lists, to the Company’s knowledge, the ownership of Common Stock and the nature of such ownership for: (a) each Director or nominee for Director, (b) each officer named in the Summary Compensation Table who is not reported under (a), (c) all current executive officers and Directors of Lydall as a group, and (d) each person who beneficially owns in excess of 5 percent of the outstanding shares of Common Stock. Unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed. Except as otherwise indicated, all information is given as of February 1, 2008.

	Award and Nature of Beneficial Ownership					Percent of Class(2)
Name	Direct		Indirect	Exercisable(1)	Total
(a)
Lee A. Asseo	53,239		1,000	5,150	59,389	*

Dale G. Barnhart	30,000		—	—	30,000	*

Kathleen Burdett	11,783		—	14,150	25,933	*

W. Leslie Duffy, Esq., Chairman	23,889		—	25,463	49,352	*

Matthew T. Farrell	10,661		—	14,150	24,811	*

Marc T. Giles	—		—	—	—	—

William D. Gurley	9,876		—	3,108	12,984	*

Suzanne Hammett	14,928		—	24,813	39,741	*

S. Carl Soderstrom, Jr.	11,783		—	14,150	25,933	*

(b)
David Freeman	126,882		—	4,625	131,507	*

Thomas P. Smith	11,225		—	63,250	74,475	*

Randall L. Byrd	9,261		—	8,750	18,011	*

Kevin T. Longe	14,769		—	5,000	19,769	*

Bertrand Ploquin	9,358		—	37,000	46,358	*

John F. Tattersall	2,883		—	41,500	44,383	*

(c)
Current Directors and Executive Officers as a Group (19 persons)	262,288		1,000	341,714	605,002	3.6%

(d)
Dimensional Fund Advisors LP 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	1,395,170	(3)			1,395,170	8.5%
Barclay’s Global Investors, N.A. 45 Fremont Street, 17th Floor San Francisco, CA 94105	826,168	(4)			826,168	5.0%
Grace & White, Inc. 515 Madison Avenue Suite 1700 New York, NY 10022	992,500	(5)			992,500	6.0%
Royce & Associates LLC 1414 Avenue of the Americas New York, NY 10019	938,800	(6)			938,800	5.7%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,020,000	(7)			1,020,000	6.1%
Reich & Tang Asset Management LP 600 Fifth Avenue New York, NY 10020	1,000,300	(8)			1,000,300	6.1%
AXA Assurances I.A.R.D. Mutuelle 26, rue Drouot 75009 Paris, France	1,348,712	(9)			1,348,712	8.1%
(1)	Exercisable under the Company’s stock incentive compensation plans.
(2)	* Indicates that the Director/Officer beneficially owns less than one percent of the outstanding shares of Common Stock.
(3)	As of December 31, 2007 based on information reported in Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008
(4)	As of December 31, 2007 based on information reported in Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008
(5)	As of December 31, 2007 based on information reported in Schedule 13G filed with the Securities and Exchange Commission on January 30, 2008
(6)	As of December 31, 2007 based on information reported in Schedule 13G filed with the Securities and Exchange Commission on January 30, 2008
(7)	As of December 31, 2007 based on information reported in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008
(8)	As of December 31, 2007 based on information reported in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008
(9)	As of December 31, 2007 based on information reported in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, Directors, persons who own more than 10 percent of a registered class of the Company’s equity securities and certain entities associated with the foregoing (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 (“Beneficial Ownership Reports”) with the SEC. These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on its review of the copies of such forms it has received, the Company believes that, with respect to the fiscal year ended December 31, 2007, all of the Reporting Persons complied with all applicable filing requirements, with the exception of one late Form 4 filing for Mona Estey, Vice President – Human Resources, which was required to be filed after the sale of stock.

COMPENSATION DISCUSSION AND ANALYSIS

I. Philosophy and Objectives

The primary objective of the Compensation Committee (the “Committee”) is to maximize stockholder value over the long term by approving a competitive and reasonable compensation structure designed to attract and retain top talent. The Committee believes in aligning the interests of management with those of Lydall’s stockholders by basing executive compensation goals and targets on financial performance and by placing a significant portion of executive compensation at risk if financial performance goals are not met. Annual bonuses are based, therefore, on a key financial objective of the Company – operating income at the consolidated and operation levels.

The Committee believes that a well-developed and talented management team is essential to achieving the strategic growth objectives of the Company. The Committee considers competitive salaries and incentive opportunities, both in the short term (annual bonus) and in the long term (equity awards), key to attracting managers of this caliber. The Committee balances the need to attract and motivate top talent by providing a competitive compensation program with the Company’s need to control spending responsibly.

The majority of an executive’s incentive compensation is based on the elements of Lydall’s performance that he or she can influence. The Committee believes that as an executive’s responsibilities increase, and thus his or her potential for impacting the Company’s results rises, a greater proportion of total compensation should be variable and at risk. The Committee’s policy is to use a variety of comparative tools and outside resources to gain perspective and context for executive compensation, including industry standards. The Committee also takes into consideration an individual’s experience, qualifications, performance and contribution. The Committee applies this philosophy to the review and approval of the Company’s goals and objectives regarding compensation.

II. Policy

It is the policy of the Committee to tie a significant portion of total cash compensation to the financial performance of the Company in order to motivate decisions and performance in line with the best long-term interests of the stockholders. Thus, a portion of total executive compensation is tied directly to the financial performance of the Company and long-term stockholder value. It is the policy of the Committee to grant stock incentive compensation awards in accordance with Lydall’s Stock Incentive Compensation Plan, the Committee’s Charter, and applicable federal and state laws and regulations. The Committee uses numerous tools and resources to analyze the Company’s compensation program. The Committee oversees the Company’s compensation plans to ensure that executives are compensated fairly and equitably for their contribution to the overall success of Lydall.

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III. Compensation Analysis Tools

The Committee uses the following tools to ensure its compensation plans are fair and equitable.

A. Tally Sheets — The Committee annually reviews five-year compensation histories of the President and Chief Executive Officer and the other Named Executive Officers listed in the Summary Compensation Table (“NEOs”). These tally sheets are compiled and updated each year to provide a broad view of each executive’s salary, bonus and equity ownership. Categories reviewed include a five-year history of: base salary showing prior increases; target bonus and actual paid bonuses; perquisites; restricted stock and option grants; employer contributions to the 401(k); personal use of company vehicle or car allowance; executive insurance premiums; relocation expenses; employee stock purchase plan match and stock ownership. The Committee reviews each executive’s overall performance in relation to the Company’s financial performance and the individual’s responsibilities and achievements. The fairness of each individual’s total compensation compared with other executives within the organization is also reviewed.

B. Company Stock Ownership Analysis — The Committee believes that Lydall’s executives should have a level of stock ownership aligning their interests with the stockholders of the Company. When granting long-term stock incentive awards, the Committee primarily looks at the financial performance of the Company, the long-term direction of the business, and the achievements and responsibilities of individual executives. The Committee also considers past awards, realized value of past awards, current stock ownership, the market price of Lydall Common Stock, and exercise prices of outstanding options.

C. Peer Group Compensation Study — The Committee regularly reviews the compensation levels and types of incentive compensation offered by peer companies. Since Lydall competes principally with private companies and divisions of much larger conglomerates, publicly available statistics are difficult to obtain. Thus, in 2007 Lydall retained Watson Wyatt & Company, a compensation consultant, to provide data regarding a small peer group of companies. The peer group was compiled by Watson Wyatt, based on similarities to Lydall and includes companies which are competitors for customers, competitors for talent or competitors for capital (those companies that are considered comparable investment opportunities by Wall Street analysts). Comparable size from a revenue, market capitalization, and employee headcount standpoint were also considered.

Watson Wyatt’s methodology used for identifying the peer companies was to review industry relevance, and was limited to U.S. publicly traded companies of comparable size with similar business operations. As a result of this screening process, 15 companies were selected as appropriate peer companies1.

In general, the conclusion of the study was that base salaries and bonus targets were aligned with the peer group median. Also it was determined that the relative relationship between the CEO’s total cash compensation and compensation for the next nine highest paid executive officers aligns with the market average.

Lydall also periodically conducts benchmarking studies using professional compensation analyzing software to compare Lydall’s compensation packages with those of manufacturers with revenues similar to Lydall, and also considers market data from the recruiting process. The Committee believes that annual total compensation should generally fall near the 50th percentile. However, the overall financial, strategic and operating results of the Company and the experience, achievements, and responsibilities of particular individuals are given greater weight when setting compensation levels.

D. Historical Internal Pay Ratios — Historical internal pay ratios between Chief Executive Officer compensation and that of the other NEOs were examined and found to be acceptable, in the range of 1.2 to 2.5. This data was based on a five-year period of compensation history.

E. Accumulated Wealth Analysis Showing Gains on Equity Grants — The Committee reviewed the long-term equity based compensation accumulated by the NEOs including the gain based on then current market price with regard to market value of unvested options, market value of vested options, and market value of restricted shares granted.

F. An Analysis of Compensation Which Would Be Paid Under Various Termination Scenarios — The Committee considered a comparative chart showing the total compensation due to each NEO in the event of a termination as of December 31, 2007 (see Benefits by Triggering Event on December 31, 2007 below).

G. Role of Executive Officers and the Board in Setting Compensation — The Committee considers as one factor the recommendations of the President and Chief Executive Officer when setting the salaries and bonus levels for the senior management of the Company. The recommendations of the President and Chief Executive Officer are also considered regarding

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[1]

The peer group of companies reviewed by Watson Wyatt was Ameron International Corporation, Ampco-Pittsburgh Corporation, Badger Meter, Inc., Circor International, Inc., Esco Technologies, Inc., Flanders Corporation, Flow International Corporation, Gentex Corporation, Gorman-Rupp Co., Kadant, Inc., Kaydon Corporation, Material Sciences Corporation, MFRI, Inc., Rogers Corporation and Standex International Corporation.

long-term incentive awards. During 2007, the Board of Directors amended its Corporate Governance Guidelines which had charged the Compensation Committee with evaluating the performance of the Chief Executive Officer. The guidelines now require the Compensation Committee to make recommendations regarding compensation of the Chief Executive Officer for approval by the full Board of Directors.

H. Regular Personal Interaction with Key Executives — The Committee regularly interacts with the management of Lydall. Senior officers periodically attend Board and Committee meetings. Directors interact with other members of management through presentations at Board meetings and visits by the Board to Company operations.

IV. Analysis of Components of Compensation

A. Base Salary – The Committee, in addition to the tools described above, considers the following factors in its annual review of executive base salaries:

•	individual and business performance against previously established milestones and business goals;

•	breadth of individual responsibilities;

•	overall contributions by the individual; and

•	adjustments for inflation or promotions.

Mr. Barnhart, who joined the Company as its President and Chief Executive Officer on August 27, 2007, has a base salary of $450,000. At the time of his hire, the Committee worked with Watson Wyatt to set his total cash compensation at a competitive rate near the median compared with the Peer Group. Also considered was the base salary of the outgoing CEO and the ratio between the compensation of the other NEOs and the CEO. Finally, salary requirements expressed by all candidates in the search were considered. The Committee reviewed the compensation of Mr. Barnhart at the end of 2007 and has determined that his annual base salary will remain at $450,000 for 2008. At his hire, Mr. Barnhart’s goal for the fourth quarter of 2007 was to meet or exceed the earnings-per-share forecast of the Company as of his date of hire. Since the forecast was exceeded, Mr. Barnhart earned 100 percent of the agreed-upon performance bonus of $75,000. For 2008, Mr. Barnhart’s goals are to complete a five-year strategic plan for the Company and to ensure the Company meets the 2008 financial objectives approved by the Board.

Based on its consideration of the above factors, the Committee approved the following percent increases in base salary for the other NEOs for 2008: Messrs. Smith, Byrd, and Ploquin 3 percent and Mr. Longe, 5 percent. Mr. Longe’s increase beyond the cost of living increase amount given to the others, reflects his increased responsibilities over an additional operation due to a realignment of responsibilities.

Mr. Freeman’s annual base salary remained at $450,000 until his retirement from the Company on October 31, 2007. Mr. Tattersall’s annual base salary was $240,000 until his separation in November 2007. At separation, he became eligible for a severance of $264,408. Mr. Tattersall also received 12 months of Company-paid COBRA and life insurance, as well as $10,000 in outplacement services.

B. Bonus2 — In 2007, the Bonus Program was based on a consolidated earnings-per-share threshold and covered all domestic salaried employees and certain foreign salaried employees. The consolidated earnings-per-share target was set taking into consideration prior-year performance, and represented challenging but achievable goals as evidenced by the fact that some business units received a bonus and some did not. The Company believes disclosure of actual targets would result in a competitive disadvantage for the Company. When the target was reached, a minimum bonus was earned. Since the earnings-per-share threshold was exceeded, a discretionary bonus pool was funded from the excess. Certain one-time expenses which were not in the control of the bonus program participants were excluded in calculating the amount of the discretionary pool. Therefore, minimum bonuses at 30 percent of their bonus target percentage were paid to participants who worked at a business unit that met its Plan. Because targets (after adjustments described above) were exceeded, the Board approved an additional amount of bonus for distribution on a discretionary basis. Discretionary additional bonuses varied by participant. All of the NEOs earned a bonus as set forth in the Summary Compensation Table, except that neither Mr. Freeman nor Mr. Tattersall was eligible for a bonus under the program, because they terminated from the Company prior to December 31, 2007.

In March 2008, the Compensation Committee approved the Company’s 2008 Annual Incentive Performance (AIP) program, under which all top management employees are eligible to receive cash bonuses based upon the attainment of specified operating income objectives. Target bonus opportunities under the Program generally range from 15 percent to 50 percent of base

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[2]	Cash Compensation described in this section is listed in the Non-Equity Incentive Plan Compensation (Column (g)) of the Summary Compensation Table below.

compensation with the CEO at 80 percent. The Board of Directors set the consolidated operating income threshold and the individual business unit operating income threshold, with a goal of meaningful improvement from prior-year results, which is challenging yet achievable with effort. The Company believes disclosure of the actual operating income targets would result in competitive harm to the Company and provide earnings guidance in contradiction of the Company’s policy not to give guidance.

For Corporate Headquarters participants, a bonus is earned when the consolidated operating income thresholds, as outlined below, are met. For business unit participants, bonus is earned when either the consolidated operating income thresholds or business unit operating income thresholds, as outlined below, are met. Earning a bonus in one category is not contingent on the other.

Payout Earned	Consolidated Operating Income Plan Threshold	Business Unit Operating Income Plan Threshold
50% Payout	80% to 89%	80% to 89%
70% to 97% Payout	90% to 99%	90% to 99%
100% Payout	100%	100%

Achievement of 90% of the respective Plan Threshold results in a 70% payout. For each additional 1% of the respective Plan Threshold that is achieved (rounded to the nearest whole number) the payout will increase by 3% until the 100% Plan Threshold is reached. If the consolidated operating income plan is exceeded, 30 percent of the excess will be allocated to a pool for program participants up to a maximum of 10 percent of the total “target bonus” pool. Corporate Headquarters participants will start earning excess bonus when consolidated operating income exceeds the 100 percent plan threshold. Business unit participants will start earning excess bonus when consolidated operating income exceeds the 100% plan threshold, and their respective business unit operating income plan 100 percent threshold has been achieved. The maximum bonus that can be earned by a participant is 1.1x of the individual’s target bonus. The excess pool will be allocated in relation to the participant’s target bonus percentage.

Bonus allocations for NEOs are as follows:

	2008 Target Bonus (as a % of base salary)	Consolidated Operating Income Plan	Business Unit Operating Income Plan
CEO	80%	100%	—
CFO	40%	100%	—
Other NEOs	40%	50%	50%

To incentivize Mr. Barnhart to join the Company, he was given a signing bonus of $225,000, $75,000 of which was paid in September 2007 and the remaining $150,000 was paid in the first quarter of 2008. Additionally, Mr. Barnhart was paid a performance bonus of $75,000 for 2007 as described above.

C. Equity-Based Long-Term Incentive Compensation — The Committee believes that executives and other employees who are in a position to make a substantial contribution to the long-term success of Lydall and to the building of stockholder value should have a significant stake in the Company. Specifically, the Committee concluded that time-based stock awards represent a tangible benefit to its senior executives while motivating long-term service with the Company. The Committee’s analysis of existing awards showed that none of the NEOs has yet accumulated large holdings of Company equity, in part due to their relatively recent employment with the Company. The Committee has granted a mix of stock options and restricted stock awards to this group of employees and executives. The Committee’s practice is to grant incentive stock awards for exemplary performance. Consistent with the prior year, 49 percent of the total employee grants awarded in 2007 covering 115,000 shares of Lydall Common Stock were in the form of restricted stock awards and 51 percent, or 120,300, were in the form of stock options. While Lydall’s 2003 Stock Incentive Compensation Plan allows for performance-based equity awards, none had been awarded under the Plan as of December 31, 2007.

The Committee grants incentive stock awards annually at its December meeting. The exercise price is based on the closing market price of Lydall Common Stock on that date. The Committee may also make incentive stock awards to new hires during a non-blackout period under Company policy. The exercise price is based on the closing market price of Lydall Common Stock on the grant date.

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Restricted stock awards for 48,500 shares of Lydall Common Stock and stock options covering 58,500 shares were granted to the NEOs in 2007, consistent with the prior year as follows. The aggregate fair value of these awards on the date of grant was $795,481.

Named Executive Officer	Restricted Stock Awards	Stock Options	Total Grant Date Fair Value
Dale G. Barnhart	30,000	34,000	$501,028
David Freeman	—	—	—
Thomas P. Smith	3,000	3,500	45,529
Randall L. Byrd	4,000	5,500	64,617
Kevin T. Longe	8,000	12,000	133,928
Bertrand Ploquin	3,500	3,500	50,379
John F. Tattersall	—	—	—
Total	48,500	58,500	$795,481

The restricted stock awards and stock options listed above are reflected in Columns (i) and (j), respectively, of the Grants of Plan-Based Awards for 2007 Table below.

D. Perquisites — Lydall, in general, does not provide many perquisites to its executives. The President and Chief Executive Officer, other NEOs, and senior executives are eligible to the same extent as all other non-union Lydall employees to participate in the Company’s medical and dental insurance and Company match to the 401(k) and employee stock purchase plans. The attributed costs of the personal benefits for the NEOs are included in Column (i) of the Summary Compensation Table below; the aggregate cost to Lydall of these perquisites for the NEOs totaled $291,175 in 2007.

NEOs receive tax gross-up payments for the executive life insurance premium, any tax preparation services and any applicable relocation expenses, which are intended to eliminate any adverse tax consequences. During 2007, Mr. Barnhart received relocation benefits of $2,374. Mr. Ploquin received relocation benefits including tax gross-up of $101,914. Mr. Tattersall received $19,470 representing payments by Lydall to lease a condominium for Mr. Tattersall’s use while in Ossipee, New Hampshire, managing the facility there. Mr. Byrd was imputed income of $3,908 for a North American Auto management outing and related gross-up.

All domestic NEOs other than Mr. Freeman are currently covered under an Executive Life Program and all domestic NEOs are covered under an Executive Disability Insurance Program, except that Mr. Freeman’s and Mr. Tattersall’s Executive Disability coverage ended with their separation from the Company. The full amount of the premiums paid by the Company for these benefits is shown in the Summary Compensation Table. If they had died or become disabled on December 31, 2007, the NEOs would have been eligible for the following benefits.

NEO	Executive Life Proceeds	Annual Executive Disability Proceeds
Dale G. Barnhart	$1,800,000	$180,000
David Freeman(1)	N/A	N/A
Thomas P. Smith	$720,000	$84,792
Randall L. Byrd(2)	N/A	$72,000
Kevin T. Longe(2)	N/A	$72,000
Bertrand Ploquin(3)	—	—
John F. Tattersall(4)	$720,000	N/A
(1)	Mr. Freeman’s Company-paid insurance policies ended upon his termination of employment although the premiums were pre-paid until December 27, 2007.
(2)

Messrs. Byrd and Longe are eligible for the life insurance coverage upon completion of the application process, which was not completed by December 31, 2007. Upon completion of the application process, the life insurance coverage amounts will be $772,500 and $877,275, respectively.

(3)

Mr. Ploquin’s employment agreement does not provide for Executive Life or Disability insurance. However, Mr. Ploquin is eligible for life insurance under the Company’s group policy, which would have paid $607,000 if he had died on December 31, 2007.

(4)

Mr. Tattersall’s employment agreement provides for continued life insurance coverage beginning on the Executive’s termination of employment and ending upon the earlier of 12 months after the date of such termination of employment or the date on which the Executive becomes eligible for life insurance benefits from another employer. His Company paid disability insurance policy ended upon his termination of employment although the premiums were pre-paid until November 30, 2007.

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E. Retirement Plans — Until June 30, 2006, NEOs employed then earned benefits under the Lydall Pension Plan No. 1A, a defined benefit plan, except Mr. Ploquin who is covered under the French regulatory structure. The benefits under the pension plan were frozen as of June 30, 2006, and all active participants were fully vested on that date, regardless of their years of credited service. The normal retirement age is 65, and a reduced early retirement benefit may be elected with ten or more years of service, starting at age 55 with a 50 percent reduction. Service continues to accumulate after June 30, 2006 for early retirement eligibility. Credited service under the pension plan cannot exceed actual years of service with the Company. The annual benefit payable at normal retirement, in a single life annuity, is equal to 2 percent of eligible compensation for all years of service from January 1, 1980 through the last payroll period ending before June 30, 2006 (1.75 percent of 1980 compensation for all years before 1980). Eligible compensation means annual W-2 earnings, excluding bonuses, before any reductions for pre-tax benefit contributions or premiums, up to IRS annual compensation limits. The normal form of payment is a 50 percent joint and survivor annuity for married participants and a single life annuity for unmarried participants. The joint and survivor payment is reduced actuarially based on the ages of the participant and spouse. In the event of death before retirement, a death benefit is payable to the spouse under the 50 percent joint and survivor annuity for participants married at least one year at the time of death. None of the NEOs would have been eligible for any pension payments if their employment terminated under any scenario on December 31, 2007 due to age and service restrictions. The actuarial present value of accumulated pension benefits is outlined for the NEOs in the Pension Benefits Table shown below.

401(k) Plan — All NEOs except Mr. Ploquin are eligible to participate in the Lydall 401(k) Plan on the same basis as all other full-time non-union domestic employees of the Company, subject to IRS annual dollar limits on employee pre-tax contributions and IRS annual compensation limits. The Company matches, as a cash contribution, 100 percent of employee pre-tax contributions up to 6 percent of compensation. The 401(k) matching contributions paid in 2007 to NEOs are detailed in the Summary Compensation Table below.

F. Deferred Compensation — Lydall has no deferred compensation plans in effect at this time.

G. Employment, Severance, Change of Control and Indemnification Agreements — The Committee believes that it is important to protect the Company’s senior management in the event of a Change of Control. This is in keeping with the Committee’s philosophy of aligning the interests of management with those of stockholders. Providing change-of-control benefits acts to eliminate, or at least reduce, the reluctance of senior management to pursue opportunities that are in the best interests of stockholders even though they may result in a Change of Control of the Company. Relative to the market capitalization of Lydall, the Committee believes that potential change-of-control benefits are not material. In revising the employment agreements for the NEOs in 2007, based on its analysis of value to the Executives and cost to stockholders, the Committee ensured that the agreements in place do not provide for a gross-up of excise taxes.

On July 31, 2007, the Company entered into an Employment Agreement and an Indemnification Agreement with Dale G. Barnhart. On January 10, 2007, Lydall entered into the following agreements with the NEOs:

(i)	an Indemnification Agreement with David Freeman, President and Chief Executive Officer;

(ii)	an Employment Agreement and Indemnification Agreement with Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer;

(iii)	Employment Agreements with Kevin T. Longe, President, Lydall Filtration/Separation, Inc., Randall L. Byrd, President, Lydall Thermal/Acoustical Sales, LLC and John F. Tattersall, President, Lydall Industrial Thermal Solutions, Inc.;

(iv)	an Amendment to Letter of Understanding with Bertrand Ploquin, Managing Director, Lydall Thermique/Acoustique S.A.S, and

(v)	Employment Agreements with other officers of the Company.

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Indemnification Agreements

The Indemnification Agreements entitle Messrs. Barnhart, Freeman and Smith to the rights of indemnification if, by reason of their Corporate Status (as defined in the agreements) they are, or are threatened to be made, a party to any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) other than a Proceeding by or in the right of the Company. They shall be indemnified against all expenses, judgments, penalties, fines, and amounts paid in settlement by them or on their behalf in connection with such Proceeding providing they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe their conduct was unlawful.

To the extent that they are successful on the merits or otherwise in any Proceeding, they shall be indemnified against all expenses actually and reasonably incurred by them or on their behalf in connection therewith. If they are not wholly successful in such Proceeding but are successful on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify them against all expenses actually and reasonably incurred by them or on their behalf in connection with each successfully resolved claim, issue or matter.

The Company shall advance all reasonable expenses incurred by them or on behalf of them in connection with any Proceeding within ten days after the receipt by the Company of a statement or statements from them requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.

The Indemnification Agreements shall continue until and terminate upon the later of: (a) ten years after the date that they shall have ceased to serve as a Director, officer, employee or agent of the Company or (b) the final termination of any Proceeding then pending in respect of which they are granted rights of indemnification or advancement of expenses.

Employment Agreements

Pursuant to the Employment Agreement dated July 31, 2007 with Mr. Barnhart, he is entitled to an initial base salary of $450,000. This Agreement will remain in place indefinitely until Mr. Barnhart is no longer with the Company. Pursuant to the Employment Agreements dated January 10, 2007 with Messrs. Smith, Byrd and Longe and the amended Letter of Understanding with Mr. Ploquin, each will continue to serve in their current roles and will be entitled to an annual base salary. The agreements remain in place indefinitely until the respective NEO is no longer employed by the Company or its subsidiaries.

The agreements with Messrs. Smith, Byrd, Longe, Ploquin, and Tattersall also provided for a cash bonus of three months’ base salary paid in 2007.

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These current agreements with Messrs. Barnhart, Smith, Byrd, Longe and Ploquin provide for the following benefits in the event of their termination, which benefits are in addition to payment of: (i) the NEO’s salary earned through the termination date; (ii) any compensation earned under benefit plans that are generally available to all salaried employees and (iii) reimbursement of business expenses incurred in the ordinary course.

Benefits by Triggering Event on December 31, 2007	Dale G. Barnhart		Thomas P. Smith	Randall L. Byrd	Kevin T. Longe	Bertrand Ploquin(15,16)
Death
Bonus — Bonus for the year of death equal to a pro rata portion of the average of the three highest annual bonuses earned in the five years preceding year of death	$—	(1)	$30,133	$63,013	$16,780	$—
Barnhart & Ploquin Bonus(2) — Pro rata bonus for the year of death, if a bonus is earned under Bonus Program	75,000		—	—	—	56,912
COBRA for family for 12 months, less employee contribution	4,454		11,065	11,065	11,065	—
Executive Life Insurance proceeds	1,800,000		720,000	—	—	607,000	(3)
Aggregate Total in Event of Death	$1,879,454		$761,198	$74,078	$27,845	$663,912
Disability
Base salary — 12 months, less payments made to NEO under any Company disability programs	$150,000		$42,409	$65,500	$100,425	$—
Bonus — Pro rata bonus for the calendar year of termination	75,000		56,832	100,000	111,400	—
COBRA(4) for NEO and family for 12 months, less employee contribution	8,817		11,065	11,065	11,065	—
Life Insurance (4,5) coverage for 12 months less employee contribution	21,625		6,990	1,128	1,251	—
Executive Disability Insurance proceeds	180,000		84,792	72,000	72,000	—
Aggregate Total in Event of Disability	$435,442		$202,088	$249,693	$296,141	$—
Cause(6)
No additional benefits	$—		$—	$—	$—	$—
Aggregate Total in Event of Cause Termination	$—		$—	$—	$—	$—
Non-cause Termination or Good Reason(7) Self Quit
Severance — base salary for 12 months(8)	$450,000		$247,201	$257,500	$292,425	$—
Bonus — in an amount equal to the average of the three preceding years’ annual bonuses earned, paid over 12 months(8)	—		14,692	63,013	16,780	—
Barnhart Bonus — Pro rata bonus for the year of termination if a bonus is earned under Bonus Program	75,000		—	—	—	—
Ploquin Severance — 12 months gross remuneration including bonus based on prior 12 months employed	—		—	—	—	360,087
Non-compete payment — 6 months indemnity equal to 1/2 of 12 prior months compensation (can be waived by Company)	—		—	—	—	151,587
Unemployment insurance benefits under purchased policy for up to 24 months(9)	—		—	—	—	281,930
COBRA(4) for NEO and family for maximum of 12 months, less employee co-pay	8,817		11,065	11,065	11,065	—
Life Insurance coverage for 12 months less employee contribution(4) (5)	21,625		6,990	1,128	1,251	—
Outplacement services not to exceed $10,000	10,000		10,000	10,000	10,000	—
Aggregate Total in Event of Non-Cause Termination or Good Reason Self Quit	$565,442		$289,948	$342,706	$331,521	$793,604
Change of Control Termination Benefits(10)
Severance — Lump-sum severance benefit equal to two times annual base salary plus an average of the three highest annual bonuses earned in the five years preceding year of termination(11)	$900,000		$554,668	$641,026	$618,410	$—
Year of Termination Bonus — equal to a pro rata portion of target bonus opportunity, payable in a lump sum(11,12)	75,000		96,000	100,000	111,400	—
Ploquin Severance — 24 months gross remuneration including bonus based on prior 24 months employed (includes 6 month non-compete payment)	—		—	—	—	786,791
Medical, dental, life and if applicable, long term disability coverage for 24 months under the Company’s plans, for NEO and family, less employee contribution(5)	81,218		44,897	32,721	32,097	—	(13)
Stock option/award vesting acceleration(14)	318,880		118,638	129,090	173,628	139,036
Outplacement services not to exceed $10,000	10,000		10,000	10,000	10,000	10,000
Car allowance for 24 months(8)	24,000		19,200	19,200	19,200	21,600
Aggregate Total in Event of Change of Control	$1,409,098		$843,403	$932,037	$964,735	$957,427
(1)	Mr. Barnhart was not eligible for a bonus due to his hire date in 2007.
(2)

Mr. Ploquin’s contract does not provide for a bonus in the event of death; however, he does earn a bonus in the event of death under the Bonus Program. Mr. Barnhart was not eligible for a bonus due to his hire date in 2007; however he does earn a bonus in the event of death under the Bonus Program.

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(3)	This amount is the death benefit payable under the insurance arrangement applicable to Mr. Ploquin.
(4)	Both COBRA and life insurance are limited to 12 months or until the date eligible for other coverage under another employer.
(5)	If applicable insurance coverage is not available for the NEO, the Company must arrange alternate coverage at a cost not to exceed 125 percent of the Company’s group coverage cost.
(6)

Cause is defined as (i) act or acts of dishonesty or fraud resulting or intended to result directly or indirectly in substantial gain or personal enrichment to which the executive was not legally entitled at the expense of the Company or any of its subsidiaries; (ii) willful material breach by executive of his or her duties or responsibilities resulting in demonstrably material injury to the Company or any of its subsidiaries; (iii) conviction of a felony or any crime of moral turpitude; (iv) habitual neglect or insubordination where executive has been given written notice but has failed to cure (where susceptible to cure) within 30 days following such notice; or (v) material breach by executive of his or her obligations under any non-compete agreements. In Mr. Ploquin’s case, no benefits are available if gross misconduct occurs.

(7)

Good reason is defined as: without the Executive’s written consent i) a significant reduction in the scope of the NEO’s authority, functions, duties or responsibilities; ii) any reduction in the NEO’s base salary, other than an across-the-board reduction; iii) any material breach by the Company of any provision of the Agreement without the NEO having committed any material breach of the NEO’s obligations, which breach is not cured within 30 days following written notice to the Company of such breach.

(8)	If NEO is covered by 409A, the first six months will be paid in a lump sum six months after termination date, with the remainder paid monthly.
(9)	This insurance is standard in Europe for executives and would only apply until Mr. Ploquin is again employed.
(10)

Under agreements in place during 2007, these benefits are paid if termination occurs within 18 months of a Change of Control, defined as (i) beneficial ownership by a third party of at least 25 percent of total voting power of all classes of stock of the Company; (ii) the election to the Board of a majority of Directors who were not approved by a majority of the current Directors; (iii) a stockholder approved liquidation of the Company, or merger or consolidation of the Company; or (iv) a sale or disposition of all or substantially all of the assets of the Company. Prior to any benefits being paid, the NEO must execute a Release. The Agreement also provides that the Company shall pay all reasonable attorneys’ fees incurred by the NEO in seeking to enforce any right under the Agreement if and to the extent that the NEO substantially prevails.

(11)	If NEO is covered by 409A, payment will be in a lump sum six months after termination date.
(12)	If no expected bonus opportunity in year of termination, a bonus shall be paid equal to a pro rata portion of the prior year’s awarded bonus.
(13)	If permitted under French law.
(14)	Under the Stock Incentive Compensation Plans, vesting of options would be accelerated for all optionees in the event of a change of control.
(15)	Converted to U.S. dollars using a 2007 annual average exchange rate of 0.7306.
(16)

If any benefits provided to Mr. Ploquin are otherwise available to him under French or European Union law, the benefits under French law will prevail and a duplicate benefit will not be paid under Mr. Ploquin’s amended Letter of Understanding.

V. Equity Ownership Requirements

Lydall’s Board of Directors believes that further linking the personal financial interest of the President and Chief Executive Officer and Directors to the Company’s success gives them a greater stake in the Company and aligns the interests of the Company’s Directors and officers with stockholders. This in turn results in long-term management for the benefit of stockholders. The Board has established the following minimum stock-ownership guidelines:

•	Non-employee Directors: holding stock equal in cost to four times their current annual retainer

•	President and Chief Executive Officer: holding stock equal in cost to two times his current base salary

Stock ownership levels should be achieved within five years of becoming subject to these guidelines. The Compensation Committee has the authority to waive this requirement.

VI. Accounting and Tax Treatments

The Committee has determined that the deductibility limitation in Section 162(m) of the Internal Revenue Code of 1986 as amended applies to Lydall in 2007 because Mr. Freeman received $1,161,395 in compensation. The excess was due to the acceleration of the vesting of Mr. Freeman’s restricted stock upon his retirement. The Committee monitors the applicability of this requirement with the objective of achieving deductibility to the extent appropriate.

With regard to tax gross-ups for executives, for 2007 NEOs received an aggregate benefit equal to $74,448. The Committee considers this amount to be immaterial to the financial position of the Company but an important benefit to its executives.

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COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION3

The Compensation Committee (the “Committee”) is composed of independent Directors, as defined under NYSE listing standards and applicable laws. The Committee was appointed by the Board and chartered to oversee the compensation of Lydall executives and Directors and to review and approve all incentive programs of the Company. The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

A link to the Compensation Committee’s charter can be found on www.lydall.com.

Lee A. Asseo, Chairman

Matthew T. Farrell

William D. Gurley

Suzanne Hammett

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee are independent Directors (under NYSE listing standards). No executive officer of the Company has served as a Director or a member of a compensation committee of another company, where any member of the Compensation Committee is an executive officer.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options and rights under all of the Company’s existing equity compensation plans as of December 31, 2007 and other equity compensation granted without stockholder approval.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a) (#)	Weighted average exercise price of outstanding options, warrants and rights (b) ($)	Number of Securities remaining available for issuance under equity compensation plans (excluding securities reflected in Column (a)) (c) (#)
Equity compensation plans approved by security holders	921,249	10.12	316,995

[3]	This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes.

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Fiscal Year 2007 Summary Compensation Table

The following table shows the compensation awarded to, earned by or paid to the NEOs for the fiscal years 2007 and 2006. As stated in the Compensation Discussion and Analysis above, the Company has entered into employment agreements with each NEO shown below except Mr. Freeman.

As shown below, salary, bonus and amounts paid under the Non-Equity Incentive Plan Compensation for Messrs. Barnhart, Freeman, Smith, Byrd, Longe, Ploquin, and Tattersall as a percentage of total compensation were approximately 88 percent, 56 percent, 85 percent, 87 percent, 89 percent, 71 percent and 46 percent, respectively. Stock awards and options as a percentage of total compensation were approximately 6 percent, 30 percent, 6 percent, 8 percent, 8 percent, 7 percent and 0 percent, respectively.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dale G. Barnhart, President and Chief Executive Officer	2007	157,500	75,000	12,373	8,025	75,000	—	23,050	350,948
	2006	—	—	—	—	—	—	—	—
David Freeman, Former President, Chief Executive Officer and Director	2007	377,308	—	202,129	—	—	5,361	86,568	671,366
	2006	420,577	—	140,115	27,828	120,708	42,508	70,014	821,750
Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer	2007	241,090	57,512	10,051	14,927	56,832	(1,640)	38,886	417,658
	2006	230,241	—	652	10,571	44,077	9,423	34,313	329,277
Randall L. Byrd, Subsidiary President	2007	251,135	60,000	14,321	23,130	100,000	(207)	26,396	474,775
	2006	240,192	—	924	15,911	110,208	10,444	17,051	394,730
Kevin T. Longe, Subsidiary President	2007	279,893	67,535	17,794	23,730	111,400	(663)	17,871	517,560
	2006	270,301	—	1,109	15,911	32,417	10,528	29,912	360,178
Bertrand Ploquin(6) Managing Director- Lydall Gerhardi and President, Lydall, Thermique/Acoustique SAS	2007	303,175	73,570	16,931	22,942	56,912	—	135,397	608,927
	2006	269,897	—	1,109	15,911	121,454	—	52,456	460,827
John F. Tattersall, former President, Lydall Industrial Thermal Solutions, Inc.	2007	204,000	57,529	—	—	—	(1,987)	312,324	571,866
	2006	230,305	—	924	15,911	73,223	9,254	40,424	370,041
(1)	The agreements with Messrs. Smith, Byrd, Longe, Ploquin, and Tattersall provided for a cash bonus of three months’ base salary paid in 2007.
(2)

The amounts in Columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), of awards issued under the 2003 Plan and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in Footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC.

(3)

The amounts in Column (g) reflect amounts payable under the plan, which are in the form of an annual bonus. Please refer to Item IV.B. of the Compensation Discussion and Analysis for additional information related to the bonus program.

(4)

The interest rate and mortality assumptions used to compute the change in pension shown in Column (h) are the same as used in the Company’s financial statements, except no pre-retirement decrements are reflected in these calculations.

(5)	The amounts shown in Column (i) for 2007 are comprised of the following:
Barnhart: Car allowance ($4,000), executive life tax gross-up ($3,819), executive disability insurance premium ($2,134), supplemental life insurance premium ($5,394), club membership ($300), relocation expense ($2,374) and 401(k) Plan match ($5,029)
Freeman: Personal use of company-leased vehicle ($12,678), tax gross-ups ($21,532), executive disability insurance premium ($8,143), tax preparation fees ($6,750), club membership ($300), supplemental life insurance premium ($23,665) and 401(k) Plan match ($13,500)
Smith: Personal use of company-leased vehicle ($9,465), tax gross-ups ($5,235), executive disability insurance premium ($2,692), Employee Stock Purchase Plan Match ($600), supplemental life insurance premium ($6,764), tax preparation fees ($630) and 401(k) Plan match ($13,500)

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Byrd: Personal use of company-leased vehicle ($6,970), executive disability insurance premium ($1,418), Employee Stock Purchase Plan match ($600), 401(k) Plan match ($13,500) and NA Auto Management Outing ($2,679) with gross-up ($1,229)
Longe: Personal use of company-leased vehicle ($2,405), executive disability insurance premium ($1,366), Employee Stock Purchase Plan match ($600) and 401(k) Plan match ($13,500)
Ploquin: Personal use of company-leased vehicle ($6,871), tax preparation fees ($3,422), supplemental life insurance premium ($1,312), relocation expenses ($59,281), relocation tax gross-up ($42,633) and unemployment insurance ($21,878)
Tattersall: Personal use of company-leased vehicle ($3,180), executive disability insurance premium ($686), Employee Stock Purchase Plan match ($525), Company-paid condominium lease ($19,470), club memberships ($500), severance benefits ($274,408), 401(k) Plan match ($13,500) and safety bonus ($55)
(6)

All cash compensation is paid to Bertrand Ploquin in Euros. For purposes of this table, the amounts were converted into U.S. dollars using a 2007 annual average exchange rate of 0.7306 and a 2006 annual average exchange rate of 0.7966

Grants of Plan-Based Awards For 2007

The following table provides information regarding stock options, restricted shares and cash incentive awards granted during 2007 to the NEOs listed in the Summary Compensation Table. The Company does not currently grant any performance-based equity awards. In assessing these values, it should be kept in mind that no matter what theoretical value is placed on a stock option, restricted stock award or cash incentive award on the date of grant, its ultimate value will be dependent on the market value of the Company’s stock at a future date, and that value will depend on the efforts of such executives to foster the future success of the Company for the benefit of not only the executives, but all stockholders.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#) (i)	All Other Option Awards: Number of Securities Underlying Options(3) (#) (j)	Exercise or Base Price of Option Awards(4) ($/share) (k)	Grant Date Fair Value of Stock and Option Awards(5) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Dale G. Barnhart		37,500	75,000	75,000
	10/24/2007							20,000			222,400
	10/24/2007								30,000	11.12	162,852
	12/3/2007							10,000			97,000
	12/3/2007								4,000	9.70	18,776
David Freeman	—	—	—	—	—	—	—	—	—	—	—
Thomas P. Smith		28,800	96,000
	12/3/2007							3,000			29,100
	12/3/2007								3,500	9.70	16,429
Randall L. Byrd		30,000	100,000
	12/3/2007							4,000			38,800
	12/3/2007								5,500	9.70	25,817
Kevin T. Longe		33,420	111,400
	12/3/2007							8,000			77,600
	12/3/2007								12,000	9.70	56,328
Bertrand Ploquin		36,381	121,270
	12/3/2007							3,500			33,950
	12/3/2007								3,500	9.70	16,429
John F. Tattersall	—	—	—	—	—	—	—	—	—	—	—

(1)

The amounts shown as Estimated Future payouts Under Non-Equity Incentive Award Plans represent potential cash payouts to the named persons under the Performance Bonus Program for salaried employees with respect to Company and individual performance during 2007. Under the terms of the Bonus Program, no bonus payouts are made unless the Company achieves the minimum consolidated earnings per share threshold established by the Board. The amount shown in the “threshold” column represents the amount payable upon the achievement of the minimum consolidated earnings per share threshold and respective individual business unit operating income threshold. The amount shown in the “target” column represents the amount payable at one times the target bonus opportunity. Under the terms of the Bonus Program, there is no maximum payout. In the event that Company and any applicable business unit targets are exceeded, participants become eligible to receive additional bonus payouts. In Mr. Barnhart’s case, the amount shown in the “threshold” column represents the amount payable if, for the period from date of hire to year end, the Company’s earnings-per-share forecast is achieved. The amount shown in the “target” column represents the amount payable if, for the period from date of hire to year end, the Company’s earnings-per-share is ten percent above forecast.

(2)	The amounts shown in Column (i) reflect the number of shares of restricted stock granted to each NEO under the 2003 Plan.
(3)	The amounts shown in Column (j) reflect the number of option awards granted to each NEO as incentive stock option awards under the 2003 Plan.
(4)

The amounts shown in Column (k) represent the exercise price of the stock option award granted to each NEO in Column (j) under the 2003 Plan. This amount is the price per share the NEO will pay to purchase each option once it has become exercisable.

(5)

The amounts shown in Column (l) represent the fair value of: the restricted stock at the closing price on the grant date, and stock option awards on the grant date using the Black-Scholes pricing model.

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Outstanding Equity Awards At Fiscal Year-End 2007

The following table provides a list of outstanding equity awards for each NEO as of December 31, 2007.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(1) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Dale G. Barnhart	—						20,000	210,400
Dale G. Barnhart							10,000	105,200
Dale G. Barnhart			30,000		11.12	10/23/2017
Dale G. Barnhart			4,000		9.70	12/2/2017
David Freeman(3)	7,619	*			13.13	1/29/2008
David Freeman	325	*			11.75	10/31/2010
David Freeman	9,000	*			10.50	1/29/2008
David Freeman	325	*			6.50	10/31/2010
David Freeman	325	*			8.69	10/31/2010
David Freeman	325	*			10.02	10/31/2010
David Freeman	6,688	*			14.95	1/29/2008
David Freeman	3,000	*			8.85	10/31/2008
David Freeman	325	*			8.85	10/31/2010
David Freeman	4,375				7.65	1/29/2008
Thomas P. Smith							2,625	27,615
Thomas P. Smith							3,000	31,560
Thomas P. Smith	4,000				9.75	5/9/2010
Thomas P. Smith	12,500				9.88	12/11/2010
Thomas P. Smith	663	*			9.85	12/11/2011
Thomas P. Smith	24,337				9.85	12/11/2011
Thomas P. Smith	2,646	*			11.46	10/21/2013
Thomas P. Smith	3,354				11.46	10/21/2013
Thomas P. Smith	10,000	*			11.08	12/7/2014
Thomas P. Smith	5,000		5,000		7.65	12/6/2015
Thomas P. Smith	750		2,250		10.87	12/6/2016
Thomas P. Smith			3,500		9.70	12/2/2017
Randall L. Byrd							3,750	39,450
Randall L. Byrd							4,000	42,080
Randall L. Byrd	7,500		7,500		7.65	12/6/2015
Randall L. Byrd	1,250		3,750		10.87	12/6/2016
Randall L. Byrd			5,500		9.70	12/2/2017
Kevin T. Longe							4,500	47,340
Kevin T. Longe							8,000	84,160
Kevin T. Longe	3,750		7,500		7.65	12/6/2015
Kevin T. Longe	1,250		3,750		10.87	12/6/2016
Kevin T. Longe			12,000		9.70	12/2/2017
Bertrand Ploquin							4,500	47,340
Bertrand Ploquin							3,500	36,820
Bertrand Ploquin	750				11.19	1/14/2009
Bertrand Ploquin	1,500				7.19	1/19/2010
Bertrand Ploquin	2,500				9.88	12/11/2010
Bertrand Ploquin	3,500				9.85	12/11/2011
Bertrand Ploquin	5,000				11.46	10/21/2013
Bertrand Ploquin	4,368				11.08	12/7/2014
Bertrand Ploquin	10,632	*			11.08	12/7/2014
Bertrand Ploquin	7,500		7,500		7.65	12/6/2015
Bertrand Ploquin	1,250		3,750		10.87	12/6/2016
Bertrand Ploquin			3,500		9.70	12/2/2017
John F. Tattersall	4,500				11.19	2/7/2008
John F. Tattersall	2,000				7.19	2/7/2008
John F. Tattersall	4,000				9.88	2/7/2008
John F. Tattersall	12,000				9.85	2/7/2008
John F. Tattersall	6,000				11.46	2/7/2008
John F. Tattersall	13,297	*			11.08	11/9/2008
John F. Tattersall	1,703				11.08	2/7/2008
John F. Tattersall	3,750				7.65	2/7/2008

24

(1)

In general, the option and stock awards listed above vest at a rate of 25 percent per year over the first four years of the ten-year option or stock award term, except each 325 share non-qualified option granted to Mr. Freeman while an outside Director, which vests at a rate of 33-1/3 percent over the first three years of the ten-year option term.

(2)

The amount shown in Column (h) represents the value of the shares listed in Column (g). The value was determined by multiplying the number of shares listed in Column (g) by the fair market value of the Company stock on December 31, 2007.

(3)	Upon Mr. Freeman’s retirement, the vesting of 30,000 restricted stock awards was accelerated.
*	Denotes a non-qualified option.

Option Exercises and Stock Vested For 2007

The following table shows stock option exercises and vesting of restricted stock awards by the NEOs during 2007, including the aggregate value of gains on the date of exercise and stock acquired on vesting and the value realized on vesting.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting(1) (#) (d)	Value Realized on Vesting(2) ($) (e)
Dale G. Barnhart	—	—	—	—
David Freeman	—	—	50,000	590,100
Thomas P. Smith	—	—	875	9,179
Randall L. Byrd	—	—	1,250	13,113
Kevin T. Longe	18,750	70,059	1,500	15,735
Bertrand Ploquin	—	—	1,500	15,735
John F. Tattersall	—	—	—	—

(1)

The amount shown in Column (d) represents the number of shares of stock received in 2007 pursuant to the vesting of a restricted stock award granted on December 7, 2006. For Mr. Freeman, the amount represents the number of shares of stock received in 2007 pursuant to the vesting of a restricted stock award that was granted to him July 1, 2003, the accelerated vesting of a restricted stock award that was granted on July 1, 2003, and the accelerated vesting of a restricted stock award granted on December 7, 2006. All awards were granted under the 2003 Plan.

(2)

The amount shown in Column (e) represents the fair value of the shares listed in Column (d). The fair value was determined by multiplying the number of shares listed in Column (d) by the fair market value of the Company stock on the date the shares vested.

Nonqualified Deferred Compensation for 2007

As mentioned in the Compensation Discussion and Analysis above, the Company does not offer a Deferred Compensation program for its executive officers at this time.

Pension Benefits for 2007

The following table summarizes the actuarial present value of accumulated benefits payable to each NEO under the Company’s pension plan, including the number of years of service credited to each. As stated in the Compensation Discussion and Analysis, benefits under the Lydall Pension Plan No. 1A (the “Plan”) were frozen as of June 30, 2006, and credited service is determined as of the last payroll period ending before June 30, 2006. Interest rate and mortality assumptions used to compute the present value of benefits are the same as used in the Company’s financial statements, except no pre-retirement decrements are reflected in these calculations. The assumed retirement age is 65, the normal retirement age as defined in the Plan. Please see the Compensation Discussion and Analysis for additional information.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Dale G. Barnhart	—	—	—	—
David Freeman	Lydall Pension Plan No. 1A	3.0	158,859	—
Thomas P. Smith	Lydall Pension Plan No. 1A	6.17	96,642	—
Randall L. Byrd	Lydall Pension Plan No. 1A	0.75	14,338	—
Kevin T. Longe	Lydall Pension Plan No. 1A	1.75	31,548	—
Bertrand Ploquin	—	—	—	—
John Tattersall	Lydall Pension Plan No. 1A	8.25	113,053	—

25

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The firm of PricewaterhouseCoopers LLP (“PwC”) has audited the consolidated financial statements of Lydall for several years, and the Audit Review Committee desires to continue the services of this firm for the current fiscal year. The Audit Review Committee has, therefore, appointed PwC to serve as independent auditors to conduct an audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2008. Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and are expected to be available to respond to appropriate questions.

Appointment of the Company’s independent auditors is not required to be submitted to a vote of the stockholders of the Company for ratification. However, the Audit Review Committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Review Committee will reconsider whether to retain PwC, and may retain that firm, or another, without resubmitting the matter to the Company’s stockholders. Even if the appointment is ratified, the Audit Review Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2008.

Principal Fees and Services

The following table presents fees for professional audit services for the audit of the Company’s annual consolidated financial statements for fiscal years ended December 31, 2007 and December 31, 2006, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods:

Fee Category:	Fiscal 2007	% of Total	Fiscal 2006	% of Total
Audit fees	$1,255,000	84.2%	$1,313,000	85.9%
Audit-related fees	58,000	3.9%	—	—
Tax fees	176,800	11.9%	215,700	14.1%
All other fees	—	—	—	—
Total Fees	$1,489,800	100%	$1,528,700	100%

Audit fees are related to services rendered in connection with the annual audit of the Company’s consolidated financial statements, including Sarbanes-Oxley Section 404 controls testing, the quarterly reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and international statutory audits. The majority of the work was performed by full-time, permanent employees of PwC. Audit-related fees in 2007 consisted primarily of consultation concerning accounting and financial reporting standards. Tax fees consisted primarily of tax compliance and advisory services. These services consisted of fees billed for professional services related to federal, state, local and international tax compliance. No portion of these fees was related to system design or implementation services.

All of the services described above were approved by the Audit Review Committee pursuant to the Securities and Exchange Commission rules that require audit committee pre-approval of audit and non-audit services. On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Review Committee is required. The Audit Review Committee reviews these requests and advises management and the independent auditors if the Audit Review Committee pre-approves the engagement of the independent auditors for such projects and services. On a periodic basis, the independent auditors report to the Audit Review Committee the actual spending for such projects and services as compared with the approved amounts. The Audit Review Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee of the Audit Review Committee, provided that any such pre-approvals are reported at the next Audit Review Committee meeting.

The Audit Review Committee has considered whether the services provided by PwC, other than audit services, are compatible with maintaining that firm’s independence and has concluded that PwC is independent.

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REPORT OF THE AUDIT REVIEW COMMITTEE4

The Audit Review Committee (the “Committee”) operates under a written Charter adopted and approved by the Board. The Charter, which defines the functions of the Committee, is reviewed annually and was last revised in February 2005. A link to the Committee’s charter can be found on www.lydall.com.

During 2007, all Directors who served on the Committee were “independent” for purposes of the NYSE’s listing standards. The Board of Directors has determined that none of the Committee members has a relationship with the Company that may interfere with his/her independence from the Company and its management, and that each member is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Periodically, the Committee meets with management to consider the adequacy of the Company’s internal controls and the objectivity and appropriateness of its financial reporting. The Committee also discusses these matters with PwC, the Company’s independent auditors, appropriate Company financial personnel, and internal auditors, both separately and jointly. Independent and internal auditors of the Company have unrestricted access to the Committee.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management; express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America; and discuss with the Committee the Company’s significant accounting policies, accounting estimates and management judgments reflected in the financial statements, audit adjustments arising from the audit, and other matters in accordance with Statement on Auditing Standards No. 61, “Communications with the Audit Committee.”

This year, the Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2007, and met with both management and PwC to discuss those financial statements. Management has represented to the Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. PwC has reported to the Committee that such financial statements, present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in accordance with accounting principles generally accepted in the United States of America.

At each regularly scheduled Committee meeting during 2007, the Committee monitored and discussed with management and PwC the status of the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also reviewed and discussed with management and PwC, management’s and PwC’s report and attestation on internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Committee has received from, and discussed with, PwC the written disclosure and the letter required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” relating to that firm’s independence from the Company.

Based on management’s representation that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and on PwC’s report on such financial statements, the Committee has recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Kathleen Burdett, Chairperson

Matthew T. Farrell

Suzanne Hammett

S. Carl Soderstrom, Jr.

[4]	This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes.

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APPENDIX A

LYDALL, INC. CORPORATE GOVERNANCE GUIDELINES

1.	Director Qualification Standards

1.1 Independence

At least a majority of the members of the Board of Directors, as well as all of the members of the Audit Review Committee, the Compensation and Stock Option Committee and the Corporate Governance Committee, shall be “independent” within the meaning of the Corporate Governance Listing Standards of the New York Stock Exchange (“NYSE Standards”).

The Board has determined that a Director who satisfies each of the following requirements has no material relationship with the Company and will qualify as independent:

(a) During the preceding three years:

(i)	the Director was not employed by Lydall, Inc. or any of its subsidiaries (“the Company”);

(ii)	an immediate family member (as defined in NYSE Standards) of the Director was not employed by the Company as an executive officer;

(iii)	the Director, and each immediate family member of the Director, did not receive in any single calendar year more than $100,000 in direct compensation from the Company, other than (i) Director and committee fees, additional fees for service as chairman of the Board or of a committee of the Board and (ii) receipt of pension or other forms of deferral compensation for past service which are not contingent on continued service;

(iv)	the Director was not affiliated with, or employed by, a present or former internal or external auditor of the Company;

(v)	an immediate family member of the Director was not affiliated with or employed in a professional capacity by, a present or formal internal or external auditor of the Company; and

(vi)	the Director was not part of an interlocking directorate in which an executive officer of the Company served on the compensation committee of another company that concurrently employed such a Director, or an immediate family member of the Director, in an executive capacity;

(b) If a Director is, or at any time during the preceding three years has served as, an executive officer or an employee of, or has an immediate family member who is, or at any time during the preceding three years has served as, an executive officer of another company that makes payments to or receives payments from the Company for property or services, such payments, in each of the last three fiscal years, are less than the greater of $1 million and 2 percent of such other company’s consolidated gross revenues;

(c) If the Director is, or during the last fiscal year has been, an executive officer of, or owns, or during the last fiscal year has owned, of record or beneficially in excess of 10 percent equity interest in, any business or professional entity to which the Company was indebted at the end of the Company’s last full fiscal year, the aggregate amount of such indebtedness was less than 5 percent of the Company’s total consolidated assets at the end of such fiscal year;

(d) If a Director or an immediate family member of the Director serves as an officer, Director or trustee of a charitable organization at any time during the preceding three years, the Company’s charitable contributions to the organization in each of the last three fiscal years of such organization are less than the lesser of $1 million and 2 percent of that organization’s total annual operating expenses (the Company’s matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose), and

(e) The Board does not determine, based on all of the relevant facts and circumstances, that a Director has a material relationship with the Company, either directly, or indirectly as a partner, shareholder or officer of another organization, that has a material relationship with the Company.

On an annual basis, in connection with the nomination of Directors for election at the Company’s Annual Meeting of Stockholders and appointment of committees, the Board of Directors shall make a determination as to the independence of each member of the Board, and each nominee for membership on the Board. The Board shall also make such determination with respect to any new Director appointed to fill a vacancy on the Board.

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Each Director will share with the Board all information reasonably necessary for the Board to make a determination as to the independence of the Board member. It is the responsibility of each member of the Board to bring to the attention of the Board any possible conflict of interest, or any matter that might be perceived as a possible conflict of interest.

1.2 Audit Committee Qualifications

All of the members of the Audit Review Committee shall meet the additional standards for independence applicable to members of an audit committee under Section 10A(m) of the Securities Exchange Act of 1934 [Section 301 of the Sarbanes-Oxley Act] and the NYSE Standards.

All members of the Audit Review Committee shall satisfy the financial literacy requirements of the NYSE Standards. At least one member of the Audit Review Committee shall be a financial expert, as defined under rules promulgated by the Securities and Exchange Commission.

1.3 Other Qualifications and Recruitment

The Corporate Governance Committee shall evaluate the skills and expertise needed by the Board and the skills and expertise that are possessed by current Board members. Based on this evaluation, the Corporate Governance Committee shall seek to identify candidates for Board membership who have the skills and expertise needed by the Board. The Corporate Governance Committee shall seek persons of the highest ethical standing and proven integrity to serve as members of the Board of Directors. The Corporate Governance Committee shall seek candidates with demonstrated ability and sound judgment.

In assessing a candidate’s qualifications, the Board will consider, among other things, prior experience as a corporate Director, prior public company experience, prior experience in manufacturing companies, other time commitments and obligations; and for Audit Review Committee members, the relevant financial expertise required under SEC and NYSE Standards. Not all Directors need to fulfill all criteria; rather, the Board seeks candidates whose skills balance or complement the skills of other Board members.

The Board shall not allow members to sit on more than four boards of publicly-traded companies in addition to the board of the company by which they are employed.

The Board shall limit the number of boards of public companies on which the Chief Executive Officer shall be allowed to sit to a maximum of three, including Lydall’s Board of Directors.

1.4 Retirement and Changes in Status

Unless otherwise requested by the Corporate Governance Committee, Directors shall offer not to stand for reelection at any Annual Meeting of Stockholders that follows their 70th birthday.

A Director shall tender his or her resignation following any change in the Director’s employment status or principal position, or any other significant change in their personal circumstances.

The Board may ask the Director not to resign, or may defer acceptance of the resignation.

2.	Board Responsibilities

Board members must be willing and able to devote the required amount of time to the Company’s affairs, including attendance at, and preparation for, Board and committee meetings. Regular attendance (in person when reasonably possible) at Board and committee meetings and advance preparation for each meeting shall be expected. Attendance at each Annual Meeting is required.

Board mailings shall be prompt and give adequate time for preparation and reflection in light of the circumstances.

The agenda for each Board meeting shall include an “executive session” for Board members who are not members of the Company’s management and shall be chaired by the non-management Chairman of the Board.

If the non-management Board members include Directors who are not independent under the NYSE standards, an executive session including only independent Directors shall be held at a minimum annually.

Board meetings shall be held at least five times a year. Board meetings shall be timed so as to encourage interaction among Board members and executive officers outside of the meetings.

The Board shall review the Company’s annual budget. Major capital items and deviations from the annual budget shall be brought to the Board for approval, and updates on the budget shall be given at each meeting.

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The Board shall, on at least an annual basis, evaluate the Company’s strategic plan and risks attendant upon its business.

3.	Director Access to Management and Outside Advisors

Members of the Board of Directors shall have access to Company management. While senior officers may regularly attend Board meetings, interaction with other members of management is encouraged through presentations at Board meetings, visits of the Board to Company facilities and attendance by Board members and management at Company events.

Board meetings will be held periodically at various Company facilities, giving managers at those facilities the opportunity to make presentations to the Board. The Board encourages management to schedule presentations by other managers, to deepen the Board’s understanding and familiarity with the Company.

The Board of Directors and each committee thereof shall have the right to retain (at the Company’s expense) and terminate their own advisors as they deem appropriate to carry out the purposes of the Board or committee, and to determine the engagement terms and fees of such advisors.

4.	Director Compensation

4.1 The goal of the Company’s Director compensation policies shall be:

(a)	To enhance the ability of the Board to attract and retain qualified members;

(b)	To provide adequate compensation to committee members and to the Chairman of the Board (if not an employee of the Company) to compensate them for the additional service required of them;

(c)	To align the interests of the members of the Board with those of stockholders by providing equity compensation to Board members.

4.2	The Compensation and Stock Option Committee shall periodically review Director compensation at comparable companies and make recommendations regarding the form and amount of compensation as appropriate.

5.	Director Orientation and Continuing Education

The Company shall provide a new Director orientation program with senior management. The orientation will take place as soon as reasonably practical after the appointment of the new Director.

The Company shall seek to enhance the Board’s knowledge of the Company through regular presentations and interaction with management, periodic visits to Company facilities and thorough reviews of budgeting, strategy and other matters coming before the Board.

When the Board determines that continuing education is appropriate, the Company shall support the continuing education efforts of the Board and individual Board members.

6.	Management Development and Succession Planning

The Compensation and Stock Option Committee shall discuss contingency planning annually to provide for the event that one or more senior managers were to leave the Company or become disabled, consulting, as the Committee deems appropriate, with the Chief Executive Officer and other persons.

7.	Annual Performance Evaluation of the Board

The Board shall perform an annual evaluation of the effectiveness of the Board as a body in the direction and management of the business and affairs of the Company.

Each committee of the Board shall perform an annual evaluation of the effectiveness of its committee as a body and will consider what steps are necessary to improve its functioning in light of its mandate from the Board and its capacity to represent the stockholders within the areas delegated to it.

The results of the Board and committee evaluations shall be presented for discussion with the full Board.

8.	Annual Evaluation of Chief Executive Officer

The Compensation Committee (together with the other independent Directors, if directed by the Board) will carry out an evaluation of the performance of the Chief Executive Officer on an annual basis and make recommendations regarding compensation of the Chief Executive Officer for approval by the full Board of Directors.

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9.	Ownership of Company Stock by Executive Officers and Directors

Lydall’s Board of Directors and management believe that further linking the personal financial interests of senior management and Directors to the Company’s success gives them a greater stake in the Company and aligns the interests of the Company’s Directors and officers with stockholders. This in turn results in long-term management for the benefit of stockholders. The Board has therefore established the following minimum stock ownership guidelines:

•	Non-employee Directors: holding stock equal in cost to four times their current annual retainer

•	Chief Executive Officer: holding stock equal in cost to two times his current base salary

In all cases, once an employee or Director is covered by an ownership guideline, stock ownership levels should be achieved within the later of five years of the adoption of these Guidelines or within five years of first appointment as a member of senior management or election as a Director, unless a waiver is granted by the Compensation Committee.

10.	Director Nominees

If a nominee for Director who is an incumbent Director does not receive the vote of at least the majority of the votes cast in any meeting for the election of Directors at which a quorum is present and no successor has been elected at such meeting, this policy will apply. For purposes of this corporate governance policy, a majority of votes cast means that the number of shares voted “for” a Director’s election exceeds 50 percent of the number of votes cast with respect to that Director’s election or, in the case where the number of nominees exceeds the number of Directors to be elected, cast with respect to election of Directors generally. Votes cast include votes to withhold authority in each case and exclude abstentions with respect to that Director’s election, or, in the case where the number of nominees exceeds the number of Directors to be elected, abstentions with respect to election of Directors generally.

The Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Corporate Governance Committee’s recommendation, and publicly disclose (by press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may consider any factors or other information that it considers appropriate.

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ANNUAL MEETING OF STOCKHOLDERS OF

LYDALL, INC.

April 25, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20830000000000000000 4 042508

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

FOR AGAINST ABSTAIN

1. ELECTION OF DIRECTORS (Proposal 1)

2. RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS, LLP (Proposal 2)

NOMINEES:

FOR O Dale G. Barnhart O Kathleen Burdett

O W. Leslie Duffy, Esq. 3. In their discretion, such other business as may properly come before the meeting.

WITHHOLD AUTHORITY

FOR ALL NOMINEES O Matthew T. Farrell

O Marc T. Giles The shares represented by this Proxy will be voted as specified. IF NO

FOR ALL EXCEPT O William D. Gurley

CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED IN FAVOR OF THE

(See instructions below)

O Suzanne Hammett SPECIFIED NOMINEES, AND “FOR” THE RATIFICATION OF THE O S. Carl Soderstrom, Jr. APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP. THIS PROXY

CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RETURNED IN ORDER TO HAVE YOUR SHARES VOTED.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

LYDALL, INC.

The undersigned hereby appoints Kathleen Burdett, W. Leslie Duffy, and Dale G. Barnhart, or any one of them, with full power of substitution, as attorneys and proxies, to vote all shares of stock of Lydall, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Cheney Hall, 177 Hartford Road, Manchester, Connecticut on April 25, 2008 at 9:00 a.m. E.T. and at any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement and instructs its attorneys and proxies to vote as set forth on this Proxy and in their discretion on any other matters properly coming before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

(To be signed on reverse side)

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